Exhibit 99.01

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400-

FOR IMMEDIATE RELEASE:		September 30, 2010

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Salvatore J. Zizza
Chief Executive Officer
Phone: (630) 954-0400 Fax: (630) 954-0595
E-mail: invest@genp.com

GENERAL EMPLOYMENT ENTERPRISES, INC. RECEIVES NOTICE OF EXTENSION FROM NYSE AMEX

OAKBROOK TERRACE, IL, September 30, 2010 – General Employment Enterprises, Inc. (NYSE Amex: JOB) (the “Company”) today announced that on September 24, 2010, it received notice from NYSE Amex LLC (the “Exchange”) that the plan of compliance submitted by the Company has been accepted by the Exchange and the Company has been granted an extension until December 16, 2011 to regain compliance with the continued listing standards of the Exchange.

As previously disclosed on June 23, 2010, the Company received notice from the Exchange on June 17, 2010 indicating that the Company is not in compliance with one of the requirements of the Exchange’s continued listing standards as set forth in the NYSE Amex Company Guide (the “Company Guide”).  Specifically, the Company is not in compliance with Section 1003(a)(i) of the Company Guide, because it has stockholders’ equity of less than $2,000,000 and losses from continued operations and net losses in two out of its three most recent fiscal years.  The Company was afforded the opportunity to submit a plan of compliance to the Exchange by July 16, 2010, advising the Exchange how it intends to return to compliance with Section 1003(a)(i) of the Company Guide, and the Company submitted its plan on July 14, 2010.

The Company will be subject to periodic review by the Exchange during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

About General Employment

General Employment provides professional staffing services and specializes in information technology, accounting and engineering placements.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, General Employment’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause General Employment’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in General Employment’s annual report on Form 10-K for the fiscal year ended September 30, 2009, and in General Employment’s other filings with the Securities and Exchange Commission. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.